SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D)
                OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)  August 16, 1996

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

SANTA ANITA REALTY ENTERPRISES, INC.    SANTA ANITA OPERATING COMPANY
  (Exact name of registrant as           (Exact name of registrant as
     specified in its charter)             specified in its charter)

           Delaware                                Delaware
 (State or other jurisdiction           (State or other jurisdiction
       of incorporation)                       of incorporation)


         95-3520818                               95-3419438
(IRS Employer Identification No.)      (IRS Employer Identification No.)

             0-9109                               0-9110
(Commission File Number)               (Commission File Number)


301 West Huntington Drive, Suite 405        285 West Huntington Drive
          Arcadia, CA 91066-6014              Arcadia, CA 91066-6014
(Address of principal executive offices (Address of principal executive offices
  including zip code)                           including zip code)


             (818) 574-5550                       (818) 574-7223
(Registrant's telephone number            (Registrant's telephone number
  including area code)                          including area code)


(Former name or former address,           (Former name or former address,
  if changed since last report)             if changed since last report)



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ITEM 5.      OTHER EVENTS

             A. MANAGEMENT CHANGES. Effective August 16, 1996, Stephen F. Keller resigned his positions as Chairman, President and Chief Executive Officer of Santa Anita Operating Company ("Operating"), as director of Santa Anita Realty Enterprises, Inc. ("Realty") and as director of Operating, and Sherwood C. Chillingworth retired from his positions as Executive Vice President and Vice Chairman of Realty and resigned as director of Realty. On August 30, 1996, Richard D. Brumbaugh resigned his positions as Vice President-Finance and Chief Financial Officer of Operating. The Operating Board of Directors has appointed William C. Baker to the positions of Chairman, President and Chief Executive Officer of Operating (in addition to his current position as Chairman of Realty). Mr. Baker resigned his positions as President and Chief Executive Officer of Realty.
The Realty Board of Directors has named Brian L. Fleming, Executive Vice President and Chief Financial Officer of Realty, to the additional positions of acting President and Chief Executive Officer and director of Realty. Realty and Operating will accrue approximately $1 million as a charge against earnings in the third quarter, reflecting payments to Messrs. Keller, Chillingworth and Brumbaugh under existing employment and severance agreements.


             B. TRANSACTION WITH COLONY INVESTORS II, L.P. On August 17, 1996, Realty, Operating and Colony Investors II, L.P. ("Colony") executed a Formation Agreement, which was amended and restated as of September 5, 1996 (as so amended and restated, the "Formation Agreement").

             FORMATION AGREEMENT. The Formation Agreement contemplates a number of transactions. Such transactions include
(i) the immediate sale of 112,700 newly issued shares of paired common stock and 867,343 newly issued paired shares of Series A Redeemable Preferred Stock (described below) of Realty and Operating to Colony for cash, at a purchase price of $12.975 per paired share; and (ii) subject to stockholder approval, (a) the contribution by Realty to a newly formed limited liability company (the "Realty JV") of substantially all of the properties and assets of Realty, subject to substantially all of the liabilities of Realty, in exchange for a 59.8% interest in the Realty JV at the time Colony's investment is completed, (b) the contribution by Operating and its subsidiaries to a newly formed limited liability company (the "Operating JV") of substantially all of their properties and operating assets, subject to substantially all of their liabilities, in exchange for a 59.8% interest in the Operating JV at the time Colony's investment is completed, and (c) the contribution by Colony to the Realty JV and the Operating JV of approximately $125 million in cash (which contribution will be made from time to time no later than October 1, 1998), in exchange for the remaining 40.2% interests in each of the Realty JV and the Operating JV (the "JVs").

             The sale of the shares of paired common stock and the shares of paired preferred stock was consummated on September 5, 1996. If the required stockholder approval is obtained, and certain other conditions, including the obtaining of regulatory approvals, are satisfied, the transactions described in clause
(ii) above are expected to be consummated by the end of 1996.

             Pursuant to an Exchange Rights Agreement to be executed by the parties, the units of the JVs to be issued to Colony will be exchangeable, together but not separately, for, at the option of Realty and Operating, either (i) shares of the paired common stock of Realty and Operating equivalent to the percentage ownership of the JVs represented by the units tendered, or (ii) cash equal to the market value of such paired shares. Any tender of units of the JVs will be subject to the provisions of the Exchange Rights Agreement that prohibit any issuance of shares that would cause Colony or any other holder to beneficially own shares of the paired common stock and paired preferred stock of Realty in excess of 8% in number, value or voting power, whichever is most restrictive.

             Pursuant to a Registration Rights Agreement to be executed by the parties, Realty and Operating will grant Colony registration rights with respect to the common shares purchased by Colony under the Formation Agreement or any common shares received by Colony upon exchange of units in the JVs or exchange of the paired preferred stock.

             The Formation Agreement provides that Colony will, so long as Colony maintains a combined equity interest in Realty, Operating and the JVs of at least 10%, have a participation right to purchase or subscribe for its pro rata share of any additional shares of the paired common stock to be issued or sold by either of Realty or Operating, other than shares issued pursuant to benefit plans, upon the exercise of stock options and upon exchange of the shares of paired preferred stock.

             Pursuant to the Formation Agreement, Colony will be entitled to designate three directors of each of Realty and Operating, who will take office effective upon the closing of the transactions contemplated by the Formation Agreement. For four years after the closing of the transactions contemplated by the Formation Agreement, Colony will be entitled to nominate a minimum of three directors (but not more than 45% of the directors) for election to each of the Realty and Operating Boards of Directors, subject to Colony maintaining a combined equity interest in Realty, Operating and the JVs in excess of 10%. Realty and Operating have agreed that a Colony designated director will be a member of each board committee and that Realty and Operating will support the Colony nominees in any election by the stockholders. Realty and Operating will reduce the size of their respective Boards of Directors to no more than eleven by December 31, 1997.

             The JVs will each be governed by a five-member Member Board. Colony will designate two members to each such Member Board, Realty will designate the other three members of the Realty JV Member Board, and Operating will designate the other three members of the Operating JV Member Board. For each of the JVs, the affirmative votes of four out of the five members of the Member Board will be required for certain major decisions.

             Pursuant to Standstill Agreements to be executed by the parties, for three years from the closing of the transactions contemplated in the Formation Agreement, Colony will not acquire paired shares of Realty and Operating or units of the JVs in excess of 45% of the combined equity interests of such entities, and Colony will not otherwise participate in the acquisition or transfer of control of Realty or Operating.

             Pursuant to a Services Agreement to be executed by the parties, Colony Capital, Inc., an affiliate of Colony, will provide certain investment and advisory services as well as the services of certain of its personnel to Realty, Operating and the JVs for customary, market-based fees.

             Assuming the consummation of the transactions described above, and subject to certain limitations, Colony and its affiliates have agreed not to invest in any real estate ownership intensive businesses in the United States whose principal activities relate to horse racing, golf courses, amusement parks, family entertainment centers or gaming, unless such investment opportunity has first been presented to and rejected by the Member Boards of the JVs.

             Thomas J. Barrack, Jr., the Chief Executive Officer of Colony Capital, Inc., a private real estate investment firm that manages Colony, is a director of both Operating and Realty. On the Closing Date, Kelvin L. Davis, Executive Vice President of Colony Capital, Inc., will be appointed the President and Chief Executive Officer of Realty and William C. Baker will continue to serve as the Chairman, President and Chief Executive Officer of Operating and as the Chairman of Realty.

             Realty and Operating have agreed that if the Formation Agreement is terminated under certain circumstances, Realty and Operating will pay Colony a termination fee of $4 million and will reimburse Colony's expenses related to the Formation
Agreement up to $500,000.

             SERIES A PREFERRED STOCK. The Certificates of Designations with respect to the Series A Redeemable Preferred Stock of Realty and Operating specify the following: the preferred stock of Realty and Operating are "paired" with one another and the holders are entitled to participate in any dividends paid to the same extent as the holders of the paired common stock of Realty and Operating, as applicable. Holders of the preferred stock are entitled to vote together with the holders of the paired common stock on all matters presented to the holders of the paired common stock, other than the election of directors, except as otherwise required by law. The affirmative vote of 66-2/3% of the shares of the preferred stock is required for certain matters adversely affecting the preferred stock. Shares of preferred stock of each of Realty and Operating have a liquidation preference of $0.01 per share, plus all unpaid dividends.

             The holders of the preferred stock may require redemption thereof at any time, at a redemption price per share equal to the average market price of the paired common stock for the 30 trading days prior to the date such shares are surrendered for redemption. In lieu of such redemption, Realty and Operating have agreed, if appropriate stockholder approvals are received, to deliver shares of paired common stock to the redeeming holders on a share-for-share basis. If Realty and Operating fail to obtain stockholder approval of the exchange of the preferred stock for paired common stock, Realty and Operating may deliver promissory notes, due in six months, for any portion of the redemption price in excess of the original purchase price.
Realty and Operating will have 30 days after the date of the redemption notice to deliver the consideration to the holders of preferred stock surrendered for redemption. Realty and Operating may require the exchange of the preferred stock at any time for an equal number of shares of paired common stock, provided that the requisite stockholder approvals have been obtained. After September 4, 1999, if the transactions contemplated by the Formation Agreement have not been approved by the stockholders or if Colony's combined equity interest in Realty, Operating and the JVs is reduced to below 10%, shares of paired preferred stock are redeemable at the option of Realty and Operating for cash at a redemption price per share equal to the current market price of the shares of paired common stock as of the date Realty and Operating call such shares for redemption, plus an amount equal to any unpaid dividends. Realty and Operating will have five business days after the date of the redemption notice to deliver the redemption consideration.

             Colony has agreed pursuant to the Formation Agreement not to require redemption of the preferred stock until the earliest of (i) the receipt by Colony of a notice from Realty and Operating that their Boards of Directors have determined that another transaction could provide greater value to the stockholders of Realty and Operating, as provided in the Formation Agreement, (ii) the closing of the transactions contemplated by the Formation Agreement, or (iii) the termination of the Formation Agreement.



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                               SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.


SANTA ANITA REALTY ENTERPRISES, INC.    SANTA ANITA OPERATING COMPANY


By:   __ BRIAN L. FLEMING ____        By:   __ WILLIAM C. BAKER ____
    Brian L. Fleming                          William C. Baker
    Acting President and Chief                Chairman of the Board, President
    Executive Officer                         and Chief Executive Officer


Date:  September 6, 1996                Date:  September 6, 1996